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                                                                    EXHIBIT 23.5

             [LETTERHEAD OF MARTIN & EDMONDSON, P.C APPEARS HERE]
                         CERTIFIED PUBLIC ACCOUNTANTS



January 19,1999

Premier Graphics, Inc., a wholly-owned
 subsidiary of Master Graphics, Inc.
Memphis, Tennessee

Dear Sirs:

We have audited the balance sheets of McQuiddy Printing Company (the Company) as of June 30, 1996 and 1997, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, included in the registration statement on form S-4 filed by Premier Graphics, a wholly-owned subsidiary of Master Graphics, Inc. under the Securities Act of 1933 (the Act): our report with respect thereto is also included in that registration statement. The registration statement on Form S-4, is herein referred to as the registration statement. Also, we have reviewed the unaudited condensed financial statements as of March 31, 1998 and for the nine-month periods ended March 31, 1997 and 1998, as indicated in our report dated June 3, 1998.

In connection with the registration statement:

1. We are independent certified public accountants with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder.

2. In our opinion the financial statements audited by us and the financial statements reviewed by us, all included in the registration statement, comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations.

3. We have not audited any financial statements of the Company as of any date or for any period subsequent to June 30, 1997; although we have conducted an audit for the year ended June 30, 1997, the purpose (and therefore the scope) of the audit was to enable us to express our opinion on the financial statements as of June 30, 1997, and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express any opinion on the unaudited balance sheet as of March 31, 1998, and the unaudited statements of earnings, stockholders' equity, and cash flows for the nine-month periods ended March 31, 1997 and 1998, included in the registration statement, or on the financial position, results of operations, or cash flows as of any date or for any period subsequent to June 30, 1997.

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4.   With respect to the nine-month periods ended March 31, 1997 and 1998, we have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 71, Interim Financial Information on the unaudited balance sheet as of March 31, 1998, and unaudited statements of earnings stockholders' equity and cash flows for the nine-month periods ended March 31, 1997 and 1998, included in the registration statement.

5. For purposes of this letter, we have also read the item identified by you on page 40 from the registration statement, and have performed the following procedures, which were applied as indicated with respect to the symbols explained below:

     Page 40 Section on Acquired Companies -
     -------------------------------------

     McQuiddy Printing Company 1997 Revenues (in thousands)

     We have compared the revenues reported in the prospectus of the year ended June 30, 1997 to the Company's financial statements and found them to be in agreement.

6. Our audits of the financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and, accordingly, we express no opinion thereon.

7. It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes enumerated in the preceding paragraph; also, such procedures would not necessarily reveal any material misstatement of the amount listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the registration statement and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.




























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8.  This letter is solely for the information of the addressees and to assist the underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the debt offering covered by the registration statement, and it is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting group for any purpose, including but not limited to the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the registration statement or any other document, except that reference may be made to it in the underwriting agreement or in any list of closing documents pertaining to the offering of the securities covered by the registration statement.

                                                        Very truly yours,
                                                        Marlin & Edmondson, P.C.

                                                    /s/ Marlin & Edmondson, P.C.